Exhibit 99.1
Caesars Entertainment, Inc. Reports Second Quarter 2023 Results

LAS VEGAS and RENO, Nev. (August 1, 2023) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the second quarter ended June 30, 2023.
Second Quarter 2023 and Recent Highlights:
•GAAP net revenues of $2.9 billion versus $2.8 billion for the comparable prior-year period.
•GAAP net income of $920 million compared to net loss of $123 million for the comparable prior-year period, with the increase primarily driven by a release of $940 million of valuation allowance against deferred tax assets associated with our REIT leases.
•Same-store Adjusted EBITDA of $1.0 billion versus $978 million for the comparable prior-year period.
◦Same-store Adjusted EBITDA, excluding our Caesars Digital segment, of $996 million versus $1.0 billion for the comparable prior-year period.
◦Caesars Digital same-store Adjusted EBITDA of $11 million versus $(69) million for the comparable prior-year period.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “The second quarter of 2023 reflected continued strength in our business. Demand remains strong in both Las Vegas and our regional markets. Caesars Digital posted its first quarter of positive adjusted EBITDA since our rebranding to Caesars Sportsbook in the third quarter of 2021. Our capital investments are generating stronger than expected returns based on recent new property openings.”
Second Quarter 2023 Financial Results Summary and Segment Information
After considering the effects of our completed divestitures, the following tables present adjustments to net revenues, net income (loss) and Adjusted EBITDA as reported, in order to reflect a same-store basis:

Net Revenues
	Three Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$1,128	$1,142	$—	$1,142	(1.2)%
Regional	1,461	1,455	(1)	1,454	0.5%
Caesars Digital	216	152	—	152	42.1%
Managed and Branded	72	74	—	74	(2.7)%
Corporate and Other	2	(2)	—	(2)	*
Caesars	$2,879	$2,821	$(1)	$2,820	2.1%

Net Revenues
	Six Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$2,259	$2,056	$—	$2,056	9.9%
Regional	2,850	2,818	(5)	2,813	1.3%
Caesars Digital	454	99	—	99	*
Managed and Branded	141	140	—	140	0.7%
Corporate and Other	5	—	—	—	*
Caesars	$5,709	$5,113	$(5)	$5,108	11.8%

Net Income (Loss)
	Three Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$261	$313	$—	$313	(16.6)%
Regional	124	145	2	147	(15.6)%
Caesars Digital	(22)	(116)	—	(116)	81.0%
Managed and Branded	19	(132)	156	24	(20.8)%
Corporate and Other	538	(333)	—	(333)	*
Caesars	$920	$(123)	$158	$35	*

Net Income (Loss)
	Six Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$554	$481	$—	$481	15.2%
Regional	199	269	2	271	(26.6)%
Caesars Digital	(54)	(692)	—	(692)	92.2%
Managed and Branded	38	(343)	385	42	(9.5)%
Corporate and Other	47	(518)	—	(518)	*
Caesars	$784	$(803)	$387	$(416)	*

Adjusted EBITDA (b)
	Three Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$512	$547	$—	$547	(6.4)%
Regional	508	513	—	513	(1.0)%
Caesars Digital	11	(69)	—	(69)	*
Managed and Branded	19	22	—	22	(13.6)%
Corporate and Other	(43)	(35)	—	(35)	(22.9)%
Caesars	$1,007	$978	$—	$978	3.0%

Adjusted EBITDA (b)
	Six Months Ended June 30,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$1,045	$947	$—	$947	10.3%
Regional	956	972	—	972	(1.6)%
Caesars Digital	7	(623)	—	(623)	*
Managed and Branded	38	42	—	42	(9.5)%
Corporate and Other	(81)	(64)	—	(64)	(26.6)%
Caesars	$1,965	$1,274	$—	$1,274	54.2%
____________________
*Not meaningful
(a)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Belle of Baton Rouge and discontinued operations of William Hill International prior to divestiture, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.

(b)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of June 30, 2023, Caesars had $12.7 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $1.1 billion, excluding restricted cash of $205 million.

(In millions)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$1,122	$1,038

Bank debt and loans	$3,475	$5,836
Notes	9,199	7,200
Other long-term debt	47	49
Total outstanding indebtedness	$12,721	$13,085

Net debt	$11,599	$12,047
As of June 30, 2023, our cash on hand and revolving borrowing capacity was as follows:

(In millions)	June 30, 2023
Cash and cash equivalents	$1,122
Revolver capacity (a)	2,210
Revolver capacity committed to letters of credit	(71)
Available revolver capacity committed as regulatory requirement	(48)
Total	$3,213
___________________
(a)Revolver capacity includes $2.25 billion under our CEI Revolving Credit Facility, maturing in January 2028, less $40 million reserved for specific purposes.
“On July 17th we permanently repaid the $250.0 million Baltimore Term Loan, priced at SOFR plus 4.0%, due July 2024, following our acquisition of the remaining 24% equity ownership in the property. Total net leverage under our bank credit facility was 4.2x as of June 30, 2023, and we expect to continue reducing debt and leverage in the second half of 2023,” said Bret Yunker, Chief Financial Officer.
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income and interest expense, net of interest capitalized, (benefit) provision for income taxes, depreciation and amortization, (gain) loss on investments and marketable securities, stock-based compensation, impairment charges, equity in (income) loss of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, changes in the fair value of certain derivatives, and transaction costs associated with our acquisitions and divestitures such as (gain) loss on sale, sign-on and retention bonuses, severance expense, business integration and optimization costs, contract exit or termination costs, and certain litigation awards or regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties, Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss its results on August 1, 2023 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. Participants may register for the call approximately 15 minutes before the call start time by visiting the following website at https://register.vevent.com/register/BI5cefed0b772644c19112d829e2da1672.
Once registered, participants will receive an email with the dial-in number and unique PIN number to access the live event. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. To review our latest CSR report, please visit www.caesars.com/corporate-social-responsibility/csr-reports. Know When To Stop Before You Start.® Gambling Problem? Call 1-800-522-4700. For more information, please visit www.caesars.com/corporate.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) impacts of economic and market conditions; (b) our ability to successfully operate our digital betting and iGaming platform and expand its user base; (c) risks associated with our leverage and our ability to reduce our leverage; (d) the effects of competition on our business and results of operations; (e) the effects of inflation, supply chain constraints and continuing impacts of COVID-19; and (f) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047

Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2023	2022	2023	2022
REVENUES:
Casino	$1,584	$1,549	$3,169	$2,841
Food and beverage	435	422	862	761
Hotel	525	519	1,028	902
Other	335	331	650	609
Net revenues	2,879	2,821	5,709	5,113
EXPENSES:
Casino	817	825	1,645	1,889
Food and beverage	258	242	509	444
Hotel	143	134	280	249
Other	111	105	218	193
General and administrative	499	517	1,008	1,016
Corporate	86	76	165	145
Depreciation and amortization	323	306	623	606
Transaction and other costs, net	33	14	49	(21)
Total operating expenses	2,270	2,219	4,497	4,521
Operating income	609	602	1,212	592
OTHER EXPENSE:
Interest expense, net	(586)	(559)	(1,180)	(1,111)
Loss on extinguishment of debt	—	—	(197)	—
Other income	3	45	6	49
Total other expense	(583)	(514)	(1,371)	(1,062)
Income (loss) from continuing operations before income taxes	26	88	(159)	(470)
Benefit (provision) for income taxes	902	(52)	951	55
Income (loss) from continuing operations, net of income taxes	928	36	792	(415)
Discontinued operations, net of income taxes	—	(157)	—	(386)
Net income (loss)	928	(121)	792	(801)
Net income attributable to noncontrolling interests	(8)	(2)	(8)	(2)
Net income (loss) attributable to Caesars	$920	$(123)	$784	$(803)

Net income (loss) per share - basic and diluted:
Basic income (loss) per share from continuing operations	$4.27	$0.16	$3.65	$(1.95)
Basic loss per share from discontinued operations	—	(0.73)	—	(1.80)
Basic income (loss) per share	$4.27	$(0.57)	$3.65	$(3.75)
Diluted income (loss) per share from continuing operations	$4.26	$0.16	$3.63	$(1.95)
Diluted loss per share from discontinued operations	—	(0.73)	—	(1.80)
Diluted income (loss) per share	$4.26	$(0.57)	$3.63	$(3.75)
Weighted average basic shares outstanding	215	214	215	214
Weighted average diluted shares outstanding	216	215	216	214

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net income (loss) attributable to Caesars	$920	$(123)	$784	$(803)
Net income attributable to noncontrolling interests	8	2	8	2
Discontinued operations, net of income taxes	—	157	—	386
(Benefit) provision for income taxes	(902)	52	(951)	(55)
Other income (a)	(3)	(45)	(6)	(49)
Loss on extinguishment of debt	—	—	197	—
Interest expense, net	586	559	1,180	1,111
Depreciation and amortization	323	306	623	606
Transaction costs and other, net (b)	46	44	74	25
Stock-based compensation expense	29	26	56	51
Adjusted EBITDA	$1,007	$978	$1,965	$1,274
____________________
(a)Other income for the three and six months ended June 30, 2022 primarily represents the net change in fair value of investments held by the Company, foreign exchange forward contracts, and changes in the fair value of a disputed claim liability.
(b)Transaction costs and other, net for the three and six months ended June 30, 2023 primarily includes non-cash losses on the write down and disposal of assets, pre-opening costs in connection with new temporary facility openings and non-cash changes in equity method investments. Transaction costs and other, net for the three and six months ended June 30, 2022 primarily represents professional services for integration activities and various contract exit or termination costs partially offset by a gain resulting from insurance proceeds received in excess of the respective carrying value of damaged assets associated with the Lake Charles property.